Exhibit 99.1

American Public Education Reports Second Quarter 2009 Results

Revenues Increased 43% in Second Quarter 2009 Compared to the Prior Year Period

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--August 4, 2009--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System, which operates through American Military University and American Public University – announced strong financial results for the quarter ended June 30, 2009.

Recent Highlights:

  The Company announced net course registrations of approximately 47,900 in the second quarter of 2009, a year-over-year increase of 44%.
  Net course registrations from new students in the second quarter of 2009 increased to approximately 11,200, an increase of 27% over the same period of 2008.
  As of June 30, 2009, a total of approximately 53,600 students were enrolled in American Public University System, a year-over-year increase of 49%.
  American Public Education reported second quarter 2009 revenues increased 43% to $35.7 million, compared to $25.0 million in the second quarter of 2008.
  Income from operations before interest income and income tax in the second quarter of 2009 increased 52% to $8.8 million, compared to $5.8 million in the same period of 2008. Operating margin in the second quarter of 2009 increased to 24.6%, compared to 23.0% in the second quarter of 2008.
  Net income for the second quarter of 2009 increased 35% to $5.3 million or $0.28 per diluted share, compared to $3.9 million or $0.21 per diluted share in the same period of 2008. Net income for the second quarter of 2008 was impacted by a lower effective tax rate of approximately 34%, compared to approximately 40% in the second quarter of 2009.
  American Public University System announced a partnership with Connections Academy, a leading operator of K-12 virtual public schools, to offer high school students the opportunity to earn a high school diploma and a Bachelor’s degree in six years.
  American Public Education announces that Sharon van Wyk, PhD has joined the organization as Chief Operations Officer.

Wallace E. Boston, Jr., Chief Executive Officer of American Public Education, Inc., stated, “In addition to reporting strong second quarter results, I am pleased to announce that Dr. Sharon van Wyk has joined our team as Chief Operations Officer. She recently served as the Vice President of Process Excellence, Infrastructure & Online Customer Support at Intuit, a leading international provider of business and financial management solutions with $3.1 billion revenue.”

“At Intuit, her leadership and innovative ideas generated process improvements, enhanced the customer experience, and increased TurboTax market share. In addition to wide-ranging management experience, Dr. Sharon van Wyk possesses several process improvement certifications including Master Black Belt and Six Sigma Instructor. She has experience launching Lean, Agile and Scrum.”

“I welcome Dr. Sharon van Wyk to American Public University System – I believe we will greatly benefit from her contributions, especially as we grow more efficient and continue to enroll an increasing number of civilian students,” added Mr. Boston.

Financial and Other Results:

Total revenues for the second quarter of 2009 increased 43% to $35.7 million, compared to total revenues of $25.0 million in the second quarter of 2008. Income from operations before interest income and income tax in the second quarter of 2009 increased 52% to $8.8 million, compared to $5.8 million in the same period of 2008. Operating margin in the second quarter of 2009 increased to 24.6%, compared to 23.0% in the second quarter of 2008. Stock-based compensation expense reduced operating income by $552,000 in the second quarter of 2009 and $469,000 in the second quarter of 2008.

Net income for the second quarter of 2009 increased 35% to $5.3 million or $0.28 per diluted share, which includes $355,000 or $0.02 per diluted share in stock-based compensation expense net of tax. This compares to net income of $3.9 million or $0.21 per diluted share for the second quarter of 2008, including $307,000 or $0.02 per diluted share in stock-based compensation expense net of tax. Net income for the second quarter of 2008 was impacted by a lower effective tax rate of approximately 34%, compared to approximately 40% in the second quarter of 2009. The weighted average diluted shares outstanding for the second quarter of 2009 and 2008 were approximately 18.9 million and 18.8 million, respectively.

For the six months ended June 30, 2009, total revenues were $68.9 million, an increase of 43% compared to total revenues of $48.2 million in the same period of 2008. Income from operations before interest income and income tax for the six months ended June 30, 2009 increased to $17.5 million, compared to $11.2 million in the same period of 2008. Stock-based compensation expense reduced each period's operating income by $1.1 million and $0.8 million, respectively.

Net income for the six months ended June 30, 2009 increased 44% to $10.6 million or $0.56 per diluted share, which includes $701,000 or $0.04 per diluted share in stock-based compensation expense net of tax. This compares to net income of $7.3 million or $0.39 per diluted share in the same period of 2008, including $556,000 or $0.03 per diluted share in stock-based compensation expense net of tax. Net income for the six months ended June 30, 2008 was impacted by a lower effective tax rate of approximately 37%, compared to approximately 40% in the same period of 2009. The weighted average diluted shares outstanding for the six months ended June 30, 2009 and 2008 were approximately 18.9 million and 18.8 million, respectively.

Total cash and cash equivalents as of June 30, 2009 were $57.1 million with no long-term debt. Cash from operations for the six months ended June 30, 2009 was $12.6 million, compared to $12.1 million in the same period of 2008. Capital expenditures were $4.4 million for the six months ended June 30, 2009, which compares to $4.6 million in capital expenditures in the same period of 2008. Depreciation and amortization was $2.7 million for the six months ended June 30, 2009 and $1.9 million for the same period of 2008.

American Public University System announces a partnership with Connections Academy, a leading operator of K-12 virtual public schools, to provide an accelerated path to earning a college degree. The partnership offers high school students the opportunity to earn a high school diploma through Connections Academy’s national private school, National Connections Academy, and an Associates degree through American Public University System in four years. Participating students may also earn a Bachelor’s degree from American Public University System in just two additional years.

This new program, called the College Advantage Program, combines the flexibility of online learning with rigorous academic programs that together create greater access to education opportunities and generate significant cost savings for students and their families. For additional information, visit http://www.connectionsacademy.com/private-school/.

Net Course Registrations and Student Enrollment:
For the three months ended June 30,
	2008	2009	% Change
Net Course Registrations from New Students	8,800	11,200	27%
Net Course Registrations	33,300	47,900	44%

For the six months ended June 30,
	2008	2009	% Change
Net Course Registrations from New Students	16,300	21,800	34%
Net Course Registrations	66,400	94,500	42%

As of June 30,
	2008	2009	% Change
Total Student Enrollment	35,900	53,600	49%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Total student enrollment is the number of students who have completed at least one course in the last 12 months or are in the start of the second week of class for the most current semester.

Third Quarter 2009 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company expects net course registrations from new students of approximately 13,600 and net course registrations of approximately 53,800 in the quarter ending September 30, 2009.
  The Company’s third quarter 2009 revenue is expected to be between $35.0 million and $36.0 million.
  The Company estimates that third quarter 2009 net income, including stock-based compensation expense, will be between $4.8 million and $5.2 million or between $0.25 and $0.27 per diluted share. The weighted average number of diluted shares outstanding is expected to be approximately 19.0 million shares in the three month period ending September 30, 2009.

Full Year 2009 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company anticipates net course registrations from new students of approximately 49,000 and total net course registrations of approximately 205,200 in the twelve month period ending December 31, 2009.
  The Company expects full year 2009 revenues to be between $147 million and $150 million.
  The Company estimates that full year 2009 net income, including stock-based compensation expense, will be between $23.0 million and $23.9 million or between $1.20 and $1.26 per diluted share. The weighted average number of diluted shares outstanding is expected to be between 19.0 and 19.2 million shares in the twelve month period ending December 31, 2009.

Webcast:

A live webcast of the Company’s second quarter earnings conference call will be broadcast at 4:30 p.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 53,600 part-time students who live and work in all 50 states and more than 100 countries; and offers 74 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements under the heading “Full Year 2009 Outlook" and “Third Quarter 2009 Outlook” above and statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2009	2008
	(Unaudited)

Revenues	$35,713	$24,999
Costs and expenses:
Instructional costs and services	14,373	10,521
Selling and promotional	5,156	2,613
General and administrative	6,042	5,072
Depreciation and amortization	1,360	1,031

Total costs and expenses	26,931	19,237

Income from operations before interest income and income taxes	8,782	5,762
Interest income, net	29	196

Income from operations before income taxes	8,811	5,958
Income tax expense	3,497	2,033

Net income	$5,314	$3,925

Net Income per common share:
Basic	$0.29	$0.22

Diluted	$0.28	$0.21

Weighted average number of common shares:
Basic	18,162	17,807

Diluted	18,902	18,792

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Six Months Ended
	June 30,
	2009	2008
	(Unaudited)

Revenues	$68,874	$48,240
Costs and expenses:
Instructional costs and services	27,116	20,433
Selling and promotional	9,487	4,790
General and administrative	12,098	9,875
Depreciation and amortization	2,657	1,929

Total costs and expenses	51,358	37,027

Income from operations before interest income and income taxes	17,516	11,213
Interest income, net	40	438

Income from operations before income taxes	17,556	11,651
Income tax expense	7,004	4,321

Net income	$10,552	$7,330

Net Income per common share:
Basic	$0.58	$0.41

Diluted	$0.56	$0.39

Weighted average number of common shares:
Basic	18,109	17,771

Diluted	18,895	18,780

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Director, Investor Relations
703-334-3880